Exhibit 4.2
Top-Up Deed
Sims Group Limited
Votraint No. 1652 Pty Limited

Contents

Clause
Number	Heading	Page
1	Definitions and Interpretation	1
2	Top-Up	5
3	General	14
Top-Up Deed

-i-

Date	2 April 2007

Parties	Sims Group Limited (ABN 69 114 838 630) (Sims)

Votraint No. 1652 Pty Limited (ACN 124 181 531) (Mitsui))
Recitals

A	Sims has agreed to provide certain rights to Mitsui in connection with shares acquired by Mitsui in Sims.
Operative provisions

1	Definitions and Interpretation
Definitions

1.1	In this Deed, unless the context otherwise requires:
Act means the Corporations Act 2001.
Acceptance Period Commencement Date means:
(a)	if there is no Dispute in relation to a Diluting Event, the date on which the Offer Notice is received by Mitsui; or

(b)	if there is a Dispute in relation to a Diluting Event, the date on which the Dispute is determined.
Acquisition means the purchase by Sims (or another member of the Sims Group) of an asset, business or security where the purchase price of that asset, business or security is paid, whether in whole or in part, through the allotment of Shares to the vendor of that asset, business or security.
Affiliate means with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such Person.
Aggregate Mitsui Group Shareholding means the aggregate number of Shares beneficially owned by members of the Mitsui Group plus, in accordance with clause 2.1(a)(ii), any Notional Top-Up Shares.
ASX means Australian Stock Exchange Limited.
Best Efforts means the efforts that a prudent Person desirous of achieving an objective would use in similar circumstances to achieve that objective as expeditiously as possible. The fact that the objective is not actually accomplished is not determinative of the fact that the obligated Person did not utilise such efforts in attempting to accomplish the objective.
Business Day means a day on which banks are open for business in Sydney, New South Wales, Australia, excluding a Saturday or a Sunday or a public holiday.
Cash Issue means an issue of Shares in consideration for a cash amount and which is not:
(a)	a Strategic Placement;
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(b)	an Acquisition;

(c)	a Pro — Rata Issue;

(d)	an issue under a share purchase plan under exception 15 of ASX Listing rule 7.2;

(e)	an issue of Employee Shares;

(f)	a Convertible Security converting into or otherwise becoming Shares, whether pursuant to the terms of, or the exercise of any rights attaching to, that Convertible Security or otherwise; or

(g)	the reclassification of any issued security so that the security becomes Shares.
Cleansing Notice has the meaning set out in clause 2.3(e)(iii).
Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities or otherwise.
Convertible Security means any security which is convertible into, exercisable or exchangeable for or which enables the holder to acquire Shares not previously on issue including:
(a)	stock;

(b)	convertible or exchangeable preference shares;

(c)	convertible or exchangeable notes;

(d)	options, warrants or rights to subscribe for Shares; and

(e)	options, warrants or rights to subscribe for securities which are convertible into or exercisable or exchangeable for Shares.
Court means the Supreme Court of New South Wales.
Diluting Event means:
(a)	an issue of Shares other than:
(i)	a Pro-Rata Issue;

(ii)	an issue under a share purchase plan under exception 15 of ASX Listing rule 7.2;

(iii)	an issue of Employee Shares; or

(iv)	an Acquisition;
(b)	a Convertible Security converting into or otherwise becoming Shares, whether pursuant to the terms of, or the exercise of any rights attaching to, that Convertible Security or otherwise; or

(c)	the reclassification of any issued security so that the security becomes Shares, but, for the avoidance of doubt includes any issue of Shares to fund any cash component of an Acquisition.
Disclosure Document has the meaning set out in clause 2.3(e)(iii).
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Dispute has the meaning set out in clause 2.2(d)(i).
Dividend Plan means a dividend reinvestment plan, a bonus share plan, a dividend selection plan or any other plan which gives holders of Shares the opportunity to accept securities in place of dividend, distribution or interest payments or apply any dividend, distribution or interest payments for the subscription of securities.
Employee Shares means Shares issued pursuant to:
(a)	an employee incentive plan or remuneration arrangements for employees and/or officers of Sims and/or its Subsidiaries; or

(b)	the exercise of options which are issued under an employee incentive plan or remuneration arrangements for employees and/or officers of Sims and/or its Subsidiaries.
Governmental Body means any:
(a)	nation, region, state, county, city, town, village, district or other jurisdiction;

(b)	federal, state, local, municipal, foreign or other government;

(c)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal);

(d)	multinational organization;

(e)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or

(f)	official of any of the foregoing.
Mitsui Group means Mitsui & Co., Ltd. and each of its Affiliates.
Mitsui Subscriber has the meaning described in clause 2.3(a)(i).
Notional Issued Capital means the total number of Shares on issue immediately following a Diluting Event, determined as if the Top-Up Shares and any Notional Top-Up Shares in respect of that Diluting Event were issued simultaneously with the Shares issued under that Diluting Event.
Notional Top-Up Shares has the meaning described in clause 2.1(a)(ii).
Offer Notice means a notice addressed to Mitsui and delivered in accordance with clause 2.2.
Person refers to an individual or an entity, including a corporation, share company, limited liability company, partnership, trust, association, Governmental Body or any other body with legal personality separate from its equity holders or members.
Pro-Rata Issue means an issue of Shares made pursuant to an offer to all holders of fully paid Shares on a pro rata basis in respect of all of the Shares that they hold and, for the avoidance of doubt, includes an issue of Shares under a Dividend Plan.
Relevant Securities Laws means the securities laws of any jurisdiction that may apply to the issue of Top-Up Shares to any Mitsui Subscriber in accordance with this Deed.
Related Body Corporate has the meaning given to that term in the Act.
Securities Act means the United States Securities Act of 1933.
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Shares means voting shares (as that term is defined in the Act) in the capital of Sims, regardless of how those shares are classified.
Sims Group means Sims and each of its Subsidiaries.
Strategic Placement means a placement of Shares where the Person to whom the Shares are placed and its Related Bodies Corporate are not primarily financial institutions or investors and the directors of Sims, in their reasonable judgement, consider that the placement provides a strategic advantage to Sims.
Subscription Notice means a notice delivered in accordance with clause 2.3(a).
Subscription Price means the subscription price per Share payable for Top-Up Shares as determined in accordance with clause 2.1(c).
Subsidiaries has the meaning given to that term in section 46 of the Act.
Top-Up Rights means the rights conferred by clause 2.
Top-Up Shares means, in relation to a Diluting Event, those Shares which Mitsui is offered the right to subscribe in respect of that Diluting Event, the number of such Shares being determined in accordance with clause 2.1(b).
Trading Day means a day which is a Trading Day as defined in the ASTC Settlement Rules for Sims’ Shares.
Interpretation

1.2	In this Deed:
(a)	unless the context otherwise requires, a reference:
(i)	to the singular includes the plural and vice versa;

(ii)	to a gender includes all genders;

(iii)	to a document (including this Deed) is a reference to that document (including any Schedules and Annexures) as amended, consolidated, supplemented, novated or replaced;

(iv)	to an agreement includes any deed, agreement or legally enforceable arrangement or understanding in writing;

(v)	to parties means the parties to this Deed and to a party means a party to this Deed;

(vi)	to a Person (including a party) includes the Person’s successors, permitted assigns, substitutes, executors and administrators;

(vii)	to a law:
(A)	includes a reference to any constitutional provision, subordinate legislation, treaty, decree, convention, statute, regulation, rule, ordinance, proclamation, by-law, judgment, rule of common law or equity or rule of any applicable stock exchange;

(B)	is a reference to that law as amended, consolidated, supplemented or replaced or modified by a Governmental Body; and
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(C)	is a reference to any regulation, rule, ordinance, proclamation, by-law or judgment made under that law;
(viii)	to proceedings includes litigation and arbitration;

(ix)	to a judgment includes an order, injunction, decree, determination or award of any court or tribunal;

(x)	to time is a reference to Sydney time; and

(xi)	to “$” or “dollar” is to Australian currency;
(b)	headings are for convenience only and are ignored in interpreting this Deed;

(c)	if a period of time is specified and dates from, after or before, a given day or the day of an act or event, it is to be calculated exclusive of that day;

(d)	if a payment or other act must (but for this clause) be made or done on a day which is not a Business Day, then it must be made or done on the next Business Day;

(e)	the word “including” or “includes” means “including but not limited to” or “including without limitation”; and

(f)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

2	Top-Up

2.1	Top-Up Rights
(a)	Top Up Rights
(i)	In relation to each Diluting Event, Sims must offer Mitsui the right for Mitsui to subscribe for Top-Up Shares in accordance with this clause 2 provided that the Aggregate Mitsui Group Shareholding at the time immediately prior to that Diluting Event (“Relevant Time”) is not less than 15% of the number of Shares on issue at the Relevant Time.

(ii)	If the period for Mitsui to deliver a Subscription Notice under clause 2.3(a) in respect of an earlier Diluting Event has not expired and Mitsui has not delivered a Subscription Notice in respect of that Diluting Event, or Mitsui has delivered a Subscription Notice in respect of that Diluting Event and Top-Up Shares have not been issued (other than where the resulting agreement to subscribe for the Top-Up Shares has not been terminated in accordance with clause 2.3(h)) then, for the purpose of this clause 2, the percentage of the number of issued Shares represented by the Aggregate Mitsui Group Shareholding must be determined as if Sims had issued to the members of the Mitsui Group the number of Top-Up Shares the subject of that Diluting Event (“Notional Top-Up Shares”).
(b)	Number of Top-Up Shares

Where Sims is required under clause 2.1(a) to offer Mitsui the right to subscribe for Top-Up Shares, the number of Top-Up Shares to be offered in aggregate to the members of the Mitsui Group in respect of a Diluting Event is:
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(i)	the number of Shares which would need to be issued to members of the Mitsui Group simultaneously with the Diluting Event such that the Aggregate Mitsui Group Shareholding after the issue of those Shares bears the same proportion to the Notional Issued Capital as the Aggregate Mitsui Group Shareholding at the Relevant Time bore to the aggregate of the issued Shares at the Relevant Time and any Shares to be (or, in the case of a Convertible Security, Shares that may be) issued under the earlier Diluting Event referred to in clause 2.1(a)(ii) (to the extent not already issued),

LESS

(ii)	any Notional Top-Up Shares.
(c)	Subscription Price

The Subscription Price per Share for Top-Up Shares is:
(i)	if the Diluting Event is a Cash Issue, the weighted average price at which Shares are issued as part of the Diluting Event; and

(ii)	in all other circumstances, the weighted average price at which Shares are traded in the ordinary course of trading on the stock market conducted by the ASX for the five Trading Days immediately prior to the announcement by Sims of that Diluting Event and the five Trading Days immediately after announcement by Sims of that Diluting Event (including the day of announcement of that Diluting Event if it is a Trading Day) except that if, on any Trading Day during that period, Shares are trading on a cum-entitlement or cum-dividend basis in respect of an entitlement or a dividend which has been announced to the ASX, the price at which the Shares are traded on that Trading Day will be reduced by an amount equal to the value of the entitlement or dividend as the case may be to the extent that the Top-Up Shares will not have the right to participate in that entitlement or dividend.
(d)	Ranking of Top-Up Shares

Top-Up Shares, when issued, will rank equally in all respects with all other Shares issued under the Diluting Event.

2.2	Diluting Events
(a)	Notice of Diluting Events
(i)	If a Diluting Event gives rise to Top-Up Rights under clause 2.1(a), Sims must deliver an Offer Notice in respect of the Diluting Event to Mitsui (which shall be received by Mitsui for and on behalf of any members of the Mitsui Group who are shareholders of Sims) within 5 Business Days after the Relevant Time if it is a Cash Issue, or in all other circumstances 5 Business Days after the last Trading Day used to calculate the Subscription Price in clause 2.1(c)(ii).

(ii)	The members of the Mitsui Group who are shareholders of Sims irrevocably direct Sims to comply with this clause 2.2(a) by delivering a single Offer Notice to Mitsui on their behalf in accordance with this clause 2.2.
(b)	Contents of Offer Notice

An Offer Notice must be in writing and state in relation to the Diluting Event:
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(i)	the date on which the Diluting Event occurred;

(ii)	the number of Shares on issue at the Relevant Time for the Diluting Event;

(iii)	the number of Shares which will be on issue immediately following the Diluting Event;

(iv)	the number of Top-Up Shares Sims considers that it is required to offer Mitsui under this clause 2 and the information on which Sims has based that determination;

(v)	whether Sims considers that the Diluting Event is a Cash Issue or not and the information on which Sims has based that determination;

(vi)	the price Sims considers to be the Subscription Price for the Top-Up Shares in relation to each such Diluting Event and the information on which Sims has based that determination;

(vii)	an offer (irrevocable until the expiration of the period referred to in clause 2.3(a)) is made to Mitsui for Mitsui to subscribe on the terms and conditions set out in this clause 2 for the number of Top-Up Shares determined in accordance with this clause 2.
(c)	Notice of Number of Top-Up Shares

Within 5 Business Days after Mitsui receives an Offer Notice, Mitsui may deliver to Sims a notice which states:
(i)	the Aggregate Mitsui Group Shareholding as at the date of the Offer Notice and the information on which Mitsui has based that determination;

(ii)	whether Mitsui agrees with Sims’ assessment of the number of Top-Up Shares Sims considers that it is required to offer Mitsui under this clause 2 and, if not, the basis on which Mitsui disputes Sims’ assessment;

(iii)	whether Mitsui agrees with Sims’ assessment that a Diluting Event is a Cash Issue and, if not, the basis on which Mitsui disputes Sims’ assessment;

(iv)	whether Mitsui agrees with the Subscription Price as set out in the Offer Notice and, if not, the basis on which Mitsui disputes the Subscription Price.
If Mitsui does not, within 5 Business Days after receiving an Offer Notice, deliver a notice under this clause 2.2(c), Mitsui is deemed to have accepted:
(A)	the assessment in the Offer Notice as to whether the Diluting Event is a Cash Issue; and

(B)	the Subscription Price as set out in the Offer Notice.
(d)	Dispute Resolution
(i)	A dispute (“Dispute”) arises if in relation to:
(A)	the Subscription Price if Mitsui, acting in good faith, disputes the Subscription Price in a notice under clause 2.2(c);
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(B)	whether a Diluting Event is a Cash Issue if Mitsui, acting in good faith, disputes whether the Diluting Event is a Cash Issue in a notice under clause 2.2(c); and

(C)	whether the number of Top-Up Shares that are to be issued in relation to a Diluting Event if Mitsui, acting in good faith, disputes the Number of Top-Up Shares in a notice under clause 2.2(c).
(ii)	If Sims and Mitsui do not resolve the Dispute within 7 Business Days after the Dispute first occurs, then Sims and Mitsui shall use all reasonable endeavours to agree on an independent person (“Expert”) to determine the Dispute. If they do not agree on an Expert, within 10 Business Days after the Dispute first occurs the Expert will be nominated by the President of the Australian Institute of Chartered Accountants.

(iii)	The Expert shall thereafter determine the Dispute as quickly as possible, but in any event no later than 10 Business Days after the Expert’s appointment.

(iv)	Sims and Mitsui must provide the Expert with all information which the Expert reasonably requires to enable him to determine the Dispute and must provide the other party to the Dispute with a copy of all information provided to the Expert.

(v)	The Expert’s determination as to the number of Top-Up Shares or the Subscription Price or whether the Diluting Event is a Cash Issue is final and binding in the absence of manifest error or proof that information relevant to the determination of the dispute was not provided to the Expert. In making that determination the Expert acts as an expert and not as an arbitrator.

(vi)	Sims and Mitsui must each pay half of the Expert’s costs of determining the Dispute.

2.3	Issue of Top-Up Shares
(a)	Subscription Notice

Within 10 Business Days after the Acceptance Period Commencement Date, Mitsui may deliver to Sims a notice which, if delivered, must state:
(i)	the names of the members of the Mitsui Group that will subscribe for Top-Up Shares (“Mitsui Subscribers”);

(ii)	the number of Top-Up Shares to be subscribed for by each Mitsui Subscriber, which may be some or all of the Top-Up Shares but which in aggregate must be not more than the total number of Top-Up Shares offered under the Offer Notice;

(iii)	the class of Shares to be issued as Top-Up Shares (which must be ordinary Shares);

(iv)	the Subscription Price;

(v)	if any consents, rulings or approvals are required to be obtained or any notices are required to be lodged in relation to the application for, or issue of, the Top-Up Shares under any law, regulation, judicial decree, order or judgment applicable to the Mitsui Group, that the offer in the Offer Notice is accepted
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subject to receipt of those consents, rulings, approvals or lodgement of those notices (which shall be specified in the notice);

(vi)	that each Mitsui Subscriber subscribing for Top-Up Shares is acquiring those Shares for its own account and not with a view to distribution within the meaning of Section 2(11) of the Securities Act and that Sims has made available to such Mitsui Subscriber the opportunity to ask questions of the officers and management employees of Sims, and to acquire such additional information about the business and financial condition of Sims as such Person has requested, and all such information has been received; and

(vii)	that in connection with the acquisition of the Top-Up Shares each Mitsui Subscriber subscribing for the Top-Up Shares represents the following to Sims:
(A)	such Person is either a “sophisticated investor” or a “professional investor” as those terms are defined in section 708 of the Act or is a similar category of investor under any Relevant Securities Laws (such as “qualified institutional investor” as that term is defined in the Securities and Exchange Law of Japan) and makes any other representations necessary to fall within the relevant exemption such that Sims is under no obligation to issue any prospectus or other disclosure document under the Act or any Relevant Securities Laws in connection with the issue of the Top-Up Shares;

(B)	such Person understands that the Top-Up Shares have not been registered under any Relevant Securities Laws, including the Securities and Exchange Law of Japan;

(C)	subject to clause 2.3(e)(iii), such Person further acknowledges and understands that, for the purposes of any Relevant Securities Laws (including the Securities and Exchange Law of Japan), restrictions may apply on the transfer or other dealing in relation to the Top-Up Shares (including any sale in Japan or to a resident of Japan or any corporation or other entity organised under the laws of Japan) unless they are subsequently registered under the Relevant Securities Laws or an exemption from such registration is available. Such Person further acknowledges and understands that Sims is under no obligation to register the Top-Up Shares except as otherwise agreed between the parties.
(b)	Affiliates

Where the Subscription Notice names an Affiliate of Mitsui, that notice is given by Mitsui as agent for that Affiliate.

(c)	Offer to Lapse if Subscription Notice not delivered

The offer contained in an Offer Notice lapses in respect of any Top-Up Shares for which it is not accepted by delivering a Subscription Notice within the time set out in clause 2.3(a).

(d)	Regulatory Approvals

If Mitsui delivers a Subscription Notice which is expressed to be subject to receipt of any applicable consents, rulings or approvals or the lodgement of any notices required
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under any law, regulation, judicial decree, order or judgment applicable to the Mitsui Group (“conditions”), Mitsui must use its Best Efforts to enable those conditions to be satisfied as soon as reasonably practicable after it delivers the Subscription Notice (including providing any reasonable assistance requested by Sims to allow it to satisfy its obligations under clause 2.3(e)).

(e)	Shareholder and ASX approvals and Disclosure Statements
(i)	Subject to clauses 2.3(j) and 2.3(e)(ii), Sims must:
(A)	use its Best Efforts to procure that any approvals from shareholders of Sims in their capacity as shareholders or ASX which may be required in connection with the issue of the Top-Up Shares are obtained;

(B)	notify Mitsui in writing when all approvals referred to in clause 2.3(e)(i) are obtained or if any such approval is refused; and

(C)	use its Best Efforts to provide all reasonable assistance to the members of the Mitsui Group in connection with the Mitsui Group obtaining any regulatory approvals which may be required in connection with the issue of the Top-Up Shares in addition to the approvals referred to in clause 2.3(e)(i).
(ii)	If Sims is required under the Act, or considers it prudent to obtain an independent expert’s report in order to obtain any approval from shareholders of Sims in their capacity as shareholders under clause 2.3(e)(i), the cost of that independent expert’s report must be paid for by Mitsui if the report is required by the Act and paid for by Sims if it is not required by the Act.

(iii)	If the Person or Persons to whom Sims issues any Shares pursuant to a Diluting Event is provided with a prospectus or other disclosure document under Chapter 6D of the Act, or any similar document under any Relevant Securities Laws in connection with the Diluting Event (Disclosure Document), Sims will use Best Efforts to include the offer for and the issue of the Top-Up Shares under that Disclosure Document or, in the case of a notice issued under section 708A(5) of the Act or a similar notice under any Relevant Securities Law (Cleansing Notice), Sims will use Best Efforts to provide an equivalent notice in relation to the issue of the Top-Up Shares or to take any other necessary steps to ensure the Top-Up Shares are free from restrictions on trading. The members of the Mitsui Group who are shareholders of Sims expressly acknowledge that a requirement for Sims to use Best Efforts to comply with this clause does not require Sims to include the offer and issue of Top-Up Shares under a Disclosure Document or issue a Cleansing Statement or take other steps if to do so would:
(A)	require Sims to disclose matters where disclosure at that time would, in Sims’ reasonable opinion, be detrimental to Sims;

(B)	delay or complicate the implementation or execution of the Diluting Event;

(C)	unduly restrict Sims’ ability to carry on its business; or

(D)	necessitate extending the period during which Sims has potential liability in respect of a Disclosure Document to a period which Sims considers unacceptable.
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(f)	Obligations of Mitsui Group

If Mitsui has delivered a Subscription Notice in respect of a Diluting Event, then within 3 Business Days after the date on which all conditions for the issue of the Top-Up Shares by Sims are satisfied, it must deliver to Sims applications for the issue of the Top-Up Shares signed by the members of the Mitsui Group named in the Subscription Notice and pay by bank cheque or telegraphic transfer to an account nominated by Sims, an amount equal to the total Subscription Price for the number of Top-Up Shares subscribed for.

(g)	Issue of Top-Up Shares

If Mitsui has delivered a Subscription Notice in respect of a Diluting Event, Sims must allot and issue the Top-Up Shares and record the issue of those shares on Sims’ share register to the Mitsui Subscribers on the day Mitsui complies with clause 2.3(f). However, Sims shall be under no obligation to accept any Subscription Notice or to allot and issue the Top-Up Shares if Sims reasonably believes that the warranties referred to in clause 2.3(a)(vii)(A) are not accurate in relation to the allotment and issue or that the allotment and issue would involve effort, expense or risk in order to comply with any Relevant Securities Laws and has given prior notice to the Mitsui Subscribers of its reasons , provided that Mitsui may nominate another Mitsui Subscriber in respect of which the reasons do not apply and Sims shall then allot and issue the Top-Up Shares, and, in the case only of offers of Top-Up Shares governed by the Act and to which no other Relevant Securities Laws apply, this clause shall not apply if the aggregate subscription amount is greater than $500,000.

(h)	Approvals not obtained

If:
(i)	an issue of Top-Up Shares cannot occur due to the failure to obtain any shareholder approval referred to in clause 2.3(e)(i);

or

(ii)	a Subscription Notice is expressed to be subject to a condition referred to in clause 2.3(d) and all such conditions have not been satisfied on or before the date which is 30 Business Days after delivery of the Subscription Notice or if there is a Dispute, the date on which the Dispute is determined;

then:
(A)	the agreement to subscribe for the Top-Up Shares terminates;

(B)	the members of the Mitsui Group are not required to deliver applications or pay the Subscription Price in accordance with clause 2.3(f); and

(C)	Sims is not required to issue the Top-Up Shares in accordance with clause 2.3(g).
(i)	Listing

Sims must use its Best Efforts to procure official quotation of any Top-Up Shares which are issued.

(j)	Acknowledgment
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The members of the Mitsui Group who are shareholders of Sims expressly acknowledge that a requirement for Sims to use Best Efforts to procure a matter under this Article shall not require Sims to:
(i)	issue a prospectus or other disclosure document under Chapter 6D of the Act, or any similar requirements under any Relevant Securities Laws, in respect of the proposed issue of Top-Up Shares (other than in the circumstances contemplated in clause 2.3(e)(iii)); and

(ii)	provide any representations, warranties or other covenants in relation to or in respect of any Shares issued or to be issued as part of a Top-Up Offer.

2.4	Commencement and Termination of Top-Up Rights
(a)	Commencement of Top-Up Rights

The Top-Up Rights commence on completion of the acquisition of 25,079,792 fully paid ordinary shares in Sims (as adjusted) under the sale agreement dated 30 March 2007 between Hugo Neu Corporation, Mitsui and Mitsui & Co., Ltd.

(b)	Top-Up Rights terminate if Aggregate Mitsui Group Shareholding below 15%

The Top-Up Rights terminate if at any time after commencement the Aggregate Mitsui Group Shareholding is less than 15% of the Shares on issue.

(c)	Exemptions from clause 2.4(b)

For the purpose of clause 2.4(b), if there has been a Diluting Event and:
(i)	Sims has not complied with this clause 2 in respect of that Diluting Event; or

(ii)	the period for Mitsui to deliver a Subscription Notice under clause 2.3(a) in respect of that Diluting Event has not expired and Mitsui has not delivered a Subscription Notice in respect of that Diluting Event,
Sims will be deemed to have issued to the Mitsui Group (and members of the Mitsui Group will be deemed to have a beneficial interest in) the total number of Top-Up Shares for which the Mitsui Group is offered the right to subscribe in respect of that Diluting Event.
(d)	Termination

This clause 2 ceases to apply from the termination of the Top-Up Rights in accordance with clause 2.4(b).

2.5	General
(a)	Prohibition on enforceability
(i)	Any provision of, or the application of any provision of, this clause 2 which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(ii)	Any provision of, or the application of any provision of this clause 2, which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions of this clause 2 in that or any other jurisdiction.
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(iii)	Application of this clause 2.5(a) is not limited by any other provision of this clause 2 in relation to severability, prohibition or enforceability.
(b)	Waivers
(i)	Waiver of any right, power, authority, discretion or remedy arising upon a breach of or default under this clause 2 must be in writing and signed by the party granting the waiver. The members of the Mitsui Group who are shareholders of Sims acknowledge that:
(A)	a waiver provided in accordance with this clause is to be provided only by Mitsui; and

(B)	such waiver shall be deemed to be provided for and on behalf of and shall bind each member of the Mitsui Group that is a shareholder of Sims.
(ii)	A failure or delay in exercise, or partial exercise, of a right, power, authority, discretion or remedy arising from a breach of or default under this clause 2, does not result in a waiver of that right, power, authority, discretion or remedy.

(iii)	A Person is not entitled to rely on a delay in the exercise or non-exercise of a right, power, authority, discretion or remedy arising from a breach of this clause 2 or default under this clause 2 as constituting a waiver of that right, power, authority, discretion or remedy.

(iv)	A Person may not rely on any conduct of another Person as a defence to exercise of a right, power, authority, discretion or remedy arising from a breach of or default under this clause 2 by that other Person.

(v)	This clause 2.5(b) may not itself be waived except in writing.
(c)	Specific performance

Sims acknowledges that:
(i)	monetary damages alone would not be adequate compensation to the Mitsui Group for Sims’ breach of its obligations under this clause 2 and that accordingly specific performance of those obligations is an appropriate remedy; and

(ii)	Sims:
(A)	submits to the non-exclusive jurisdiction of the courts of New South Wales to award the remedy of specific performance; and

(B)	will not, and waives any right to, resist or otherwise object to that remedy being awarded, if a court of competent jurisdiction determines that Sims has breached this clause 2.
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3	General
Further acts
3.1	Each party will promptly do everything necessary, including executing and delivering all further documents required by law or reasonably requested by the other party, to implement this Deed.
Amendments
3.2	The parties may only vary this Deed by a document signed by or on behalf of each of them.
Assignment
3.3	A party cannot assign, novate or otherwise transfer any of its rights or obligations under this Deed without the other parties’ prior written consent.
Invalid or unenforceable provisions
3.4	If a provision in this Deed is invalid or unenforceable in a jurisdiction:
(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and
(b)	that fact does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions.
Waiver
For the purposes of this Deed:
3.5	a waiver by a party of a provision of, or of a right under, this Deed is only binding on the party granting the waiver if the waiver is in writing and is signed by an authorised officer for the waiving party;
3.6	a waiver is effective only in the specific instance and for the specific purpose for which it is given;
3.7	a single or partial exercise of a right by a party does not preclude another exercise of that right or the exercise of another right; and
3.8	the failure to exercise, or the delay in exercising, a right does not operate as a waiver or prevent the party so failing to exercise or delaying in the exercise of its right from later exercising its right.
Counterparts
3.9	The parties may execute this Deed in counterparts and all counterparts taken together constitute one document.
Entire Agreement
3.10	To the extent permitted by law, in relation to the subject matter of this Deed, this Deed:
(a)	embodies the entire understanding of the parties and constitutes the entire terms agreed on among the parties; and

(b)	supersedes any prior agreement (whether or not in writing) among the parties.
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Governing law
3.11	This Deed is governed by the laws of New South Wales. Each party irrevocably and unconditionally:
(a)	submits to the non-exclusive jurisdiction of the Court; and

(b)	waives, without limitation, any claim or objection based on absence of jurisdiction or inconvenient forum.
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Execution
Executed as a deed

Signed by	)
Sims Group Limited	)
by a director and officer/director:	)

Signature of officer/director		Signature of director

Name of officer/director (please print)		Name of director (please print)
Top-Up Deed

Signed for and behalf of	)
Votraint No. 1652 Pty Limited	)
by its Attorney under a Power of Attorney	)
dated 28 March 2007 and the Attorney	)
declares that the Attorney has not received	)
any notice of the revocation of such Power of	)
Attorney, in the presence of:	)

Signature of witness		Signature of attorney

Name of witness (please print)		Name of attorney (please print)